Exhibit 99.1

SINCLAIR, INC.

STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (this “Agreement”) is made this 1st day of June 2023, by and among David D. Smith (“David”), Frederick G. Smith (“Fred”), the Frederick G. Smith, Inter Vivos Declaration of Trust (the “FGS Trust”), J. Duncan Smith (“Duncan”), and Robert E. Smith (“Rob”). David, Fred, and Duncan, are all residents of the State of Maryland, Rob is a resident of the State of Montana (together with David, Fred, and Duncan referred to as the “Smith Brothers”), and the FGS Trust is domiciled in the State of Maryland (together with the Smith Brothers, collectively the “Stockholders”).

RECITALS

WHEREAS, the Smith Brothers entered into that certain Stockholders’ Agreement dated April 2, 2015 (the “Old Agreement”), pursuant to which each the Smith Brothers covenanted and agreed to take all actions necessary to vote all shares (owned or held of record by the Smith Brothers) of capital stock of Sinclair Broadcast Group, Inc., a Maryland corporation (“SBG”), at any annual or special meeting at which directors are elected to cause the election of each of the other Smith Brothers as a director of SBG or to take all actions by written consent (in lieu of any such meeting) necessary to cause the election of each of the other Smith Brothers as a director of SBG;

WHEREAS, effective as of April 3, 2023, SBG entered into an Agreement of Share Exchange and Plan of Reorganization with Sinclair, Inc., a Maryland corporation (the “Company”), and Sinclair Holdings, LLC, a Maryland limited liability company (the “Reorganization Agreement”). Pursuant to the Reorganization Agreement, effective as of 12:00 a.m. on the date of this Agreement (the “Share Exchange Effective Time”), each outstanding share of SBG’s capital stock was exchanged for an equivalent share of capital stock of the Company, and SBG became a wholly-owned subsidiary of the Company (the “Share Exchange”);

WHEREAS, the Old Agreement terminated pursuant to its terms at the Share Exchange Effective Time, because, as a result of the Share Exchange, SBG ceased being “nationally traded” (as defined in the Old Agreement);

WHEREAS, pursuant to the Articles of Amendment and Restatement of SBG (the “Articles”), the Smith Brothers may transfer shares of SBG to Permitted Transferees (as defined in the Articles);

WHEREAS, Fred transferred his Class B Common Stock to the FGS Trust, which is a Permitted Transferee as defined in the Articles;

WHEREAS, the Stockholders desire and agree that the FGS Trust to be bound by this Agreement;

WHEREAS, as a result of the Share Exchange, each of the Stockholders owns shares of Class A Common Stock and Class B Common Stock in the Company;

WHEREAS, the Stockholders believe it to be in their mutual best interests and in the best interests of the Company to agree to certain provisions as hereinafter set forth as to the voting of their respective shares in the Company; and

WHEREAS, in recognition of the Company’s growth and successful operations under its current management and in order to provide for the orderly administration of the Company’s affairs and continuity of management, the Stockholders desire to enter into this Agreement.

NOW, THEREFORE, IN CONSIDERATION OF the mutual covenants and agreements hereinafter set forth and in consideration of the contributions of each of the Stockholders and the Company in the form of management and stewardship, the parties do hereby covenant and agree as follows:

AGREEMENT

1. This Agreement shall become effective as of the Share Exchange Effective Time so long as the Company’s stock is “nationally traded” on such date. If the Company’s stock is not “nationally traded”, then this Agreement shall not take effect. For purposes of this Agreement, a class or series of the Company’s capital stock is nationally traded if it is (i) registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), and (ii) listed for trading on any national securities exchange registered under Section 7 of the Exchange Act or on the Nasdaq National Market (including the Nasdaq Global Market and the Nasdaq Global Select Market).

2. The rights and obligations under this Agreement shall terminate as to any Stockholder at the earlier of (a) December 31, 2025, or (b) the date on which no class or series of the Company’s capital stock is “nationally traded”, as defined above.

3. Subject to the limitations otherwise contained in this Agreement, each Stockholder covenants and agrees with each other Stockholder to take all actions necessary to vote all shares of capital stock of the Company (owned or held of record by such Stockholder at any annual or special meeting at which directors are elected to cause the election of the Smith Brothers as directors of the Company or to take all actions by written consent (in lieu of any such meeting) necessary to cause the election of each of the other Smith Brothers as a director of the Company. Each Stockholder further covenants and agrees hereby to take any and all other actions which are reasonably necessary and appropriate and consistent with the implementation of this Agreement.

4. Nothing in this Agreement shall be deemed to require any Stockholder to vote in concert with any other Stockholder on any issue requiring Stockholder approval other than the election of directors as set forth in Section 3 above, nor shall anything contained herein be deemed to require a Stockholder to vote for any other Stockholder as a director of the Company if such other Stockholder, who is an employee of the Company, has been terminated from employment by the Company for cause. Furthermore, nothing in this Agreement shall be deemed to require or imply that the Stockholders must act in concert when discharging their duties as directors of the Company.

5. It is recognized by the Stockholders that the provisions herein contained are of particular importance for the protection and promotion of the Company and their existing and future interests in the Company, and that the relationships of the parties to one another are and will be such that, in the event of any breach of this Agreement, a claim for monetary damages may not constitute an adequate remedy; and that it may, therefore, be necessary for the protection of the parties hereto and for the effectuation of the provisions herein contemplated, in the event of a breach of this Agreement, to apply for specific performance hereof. It is, accordingly, hereby agreed that no objection to the form the action, or the relief prayed for, in any proceeding for specific performance of this Agreement, will be raised by any of the Stockholders.

6. This Agreement is made and will be construed and enforced in accordance with the laws of the State of Maryland.

7. This Agreement may not be amended except by an instrument in writing signed by all of the parties to this Agreement.

8. This Agreement may be signed in counterparts, each of which may be deemed an original and shall become effective when the separate counterparts have been exchanged by the Stockholders.

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SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal with the intention of making it a sealed instrument as of the day and year first above written.

WITNESS:	STOCKHOLDER

/s/ Vicky D. Evans	/s/ David D. Smith
Vicky D. Evans	David D. Smith

/s/ Vicky D. Evans	/s/ Frederick G. Smith
Vicky D. Evans	Frederick G. Smith Inter Vivos Declaration of Trust, Frederick G. Smith, Trustee

/s/ Vicky D. Evans	/s/ Frederick G. Smith
Vicky D. Evans	Frederick G. Smith

/s/ Vicky D. Evans	/s/ J. Duncan Smith
Vicky D. Evans	J. Duncan Smith

/s/ Vicky D. Evans	/s/ Robert E. Smith
Vicky D. Evans	Robert E. Smith

Amended and Restated Stockholders’ Agreement